Exhibit 10.1

EXCLUSIVE PATENT LICENSE AGREEMENT

This Exclusive Patent License Agreement is made as of July 27, 2009 (“Effective Date”) between Ensisheim Partners, LLC, a Washington limited liability company (“Licensor”), and Atossa Genetics, Inc., a Delaware corporation (“Atossa”). The parties agree as follows:

1. DEFINITIONS

1.1 “First Commercial Sale” means the initial transfer of a Licensed Product by Atossa, an affiliate or a sublicensee to a third party in exchange for cash or some equivalent to which value can be assigned in any country after all required marketing and pricing approvals have been granted, or otherwise permitted, by the authorities of such country, in each case for use or consumption of such Licensed Product in such country by the general public. Sales for test marketing, sampling and promotional uses, clinical trial purposes, or compassionate or similar use will not be considered a First Commercial Sale.

1.2 “Licensed Patents” means: (a) all patents and patent applications set forth in Exhibit A; (b) all divisions, substitutions, continuations, continuation-in-parts, reissues, reexaminations, and extensions of the patents and patent applications described in Section 1.1(a); (c) all foreign and international counterparts of the patents and patent applications described in Sections 1.1(a) and 1.1(b); and (d) all patents issuing from patent applications described in Sections 1.1(a), 1.1(b), and 1.1(c).

1.3 “Licensed Product” means any product the manufacture, use, or sale of which would, in the absence of the licenses granted in this Agreement, infringe a Valid Claim of a Licensed Patent in the country in which that product is made, used, or sold.

1.4 “Net Sales Revenues” means the gross amount collected by Atossa for the sale of a Licensed Product, less all: (a) normal and customary cash and trade discounts and rebates (including prompt payment and volume discounts); (b) duties and taxes (including excise, sales, use, and value added taxes); (c) insurance, freight, packaging, handling, shipment, and transportation expenses (including associated insurance costs); (d) amounts allowed or credited due to returns, rejections, recalls, rebates, charge backs, billing errors, or retroactive price reductions; and (e) sales commissions or fees paid. Net Sales Revenues excludes amounts collected by Atossa: (i) that are not directly related to sale of a Licensed Product, including amounts paid for support, maintenance, development, research, clinical trials, training, and products bundled with a Licensed Product; (ii) for transfers made to a third party for resale by the third party or to an affiliate; and (iii) for Licensed Products used for research and development or other non-commercial uses, supplied as commercial samples, or supplied as charitable donations.

1.5  “Valid Claim” means a pending or issued and unexpired claim of a Licensed Patent so long as that claim has not been: (a) irrevocably abandoned, withdrawn, or declared to be unpatentable, invalid, or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction; or (b) found or admitted to be invalid or unenforceable through no fault or cause of Atossa, whether through reissue, re-examination, disclaimer or otherwise.

2. GRANT OF RIGHTS

2.1 Licensed Patents. Licensor hereby grants to Atossa and its affiliates an exclusive, worldwide, perpetual, irrevocable, royalty-bearing (as set forth in Section 3), license, with the right to grant and authorize sublicenses, under the Licensed Patents to do the following: (a) make, have made, use, sell, offer to sell, export, import, and otherwise distribute Licensed Products; (b) practice and perform any processes, methods, and procedures described in or that would infringe a Valid Claim of a Licensed Patent; and (c) otherwise exploit the Licensed Patents.

2.2 Exclusivity. The license granted in Section 2.1 is exclusive in that Licensor must not, directly or indirectly: (a) exercise or grant to any third party any license or other right under a Licensed Patent; or (b) develop or sell any products or services in the Exclusive Field that would infringe a Licensed Patent. Without limiting Atossa’s rights or remedies at law, and without regard to whether Atossa has an adequate remedy at law, Atossa will have the right to seek equitable relief to prevent any breach or threatened breach of this Section 2.2.

2.3 Ownership of Licensed Patents. Licensor will at all times be the sole owner of all right, title, and interest (including intellectual property rights) in and to the Licensed Patents.

2.4 No Requirements. Atossa is not required to: (a) develop Licensed Products; (b) receive Licensor’s or a third party’s approval for any use of any Licensed Products; (c) attribute creation or development of any Licensed Product to Licensor; or (d) take action against any third party relating to the third party’s use or exploitation of any Licensed Product.

2.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor to Atossa are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Atossa, as a licensee of the rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

3. ROYALTY

3.1 Royalty Rate. Subject to Section 3.2, Atossa will pay Licensor a royalty equal to two percent (2%) of Net Sales Revenues (“Licensing Royalty”). No more than one royalty payment will be due under this Agreement with respect to a sale of a particular Licensed Product, even if that Licensed Product is covered by multiple Valid Claims.

3.2 Minimum Royalty.  Atossa will pay Licensor, in accordance with this Section, a minimum royalty of $12,500 per fiscal quarter during the term of this Agreement, which will increase to a minimum royalty of $25,000 per fiscal quarter beginning in the quarter in which the First Commercial Sale of a Licensed Product takes place (each, a “Minimum Royalty”). Atossa will pay Licensor a pro-rata portion of the first Minimum Royalty within 30 days of the Effective Date, and the Minimum Royalty for each subsequent fiscal quarter will be due upon the first day of that fiscal quarter. The Minimum Royalty for any given fiscal quarter is creditable against any Licensing Royalties due in that fiscal quarter.

3.3 Reduction for Third Party Payments. If Atossa’s manufacture, sale, use, importation, or other exploitation of a Licensed Product is subject to one or more patents owned, controlled, or licensable by a third party and Atossa pays the third party to license such patents, then the Licensing Royalty will be reduced by the amount paid to the third party for such license, except that the Licensing Royalty payable to Licensor will not fall below 1% of Net Sales Revenues during any fiscal quarter.

3.4 Reporting and Payment. No later than 60 days after the end of each fiscal quarter during the term of this Agreement, Atossa will deliver to Licensor a written report of the Net Sales Revenues collected during the fiscal quarter. With each report submitted by Atossa, Atossa will deliver payment of the Licensing Royalty due for the applicable fiscal quarter to the extent not covered by any other payments made by Atossa that are creditable against Licensing Royalty payments, e.g., the applicable Minimum Royalty payment.

4. PROSECUTION AND MAINTENANCE OF THE LICENSED PATENTS

4.1 Atossa’s Rights. Licensor grants to Atossa: (a) the right to prepare, file, prosecute, and maintain, in its own name and at its own expense, the Licensed Patents in any country; and (b) an irrevocable power of attorney to act on Licensor’s behalf and to execute and file documents on Licensor’s behalf to prepare, file, prosecute, and maintain these rights.

4.2 Licensor’s Obligations. Licensor will consult with Atossa regarding the preparation, filing, prosecution, and maintenance of the Licensed Patents. Licensor will not prepare, file, prosecute, or maintain the Licensed Patents without Atossa’s prior written consent. Licensor will have the right to prepare, file, prosecute, and maintain, in its own name and at its own expense, the Licensed Patents in any country where Atossa fails or declines to prosecute or maintain those rights. Licensor may exercise this right only if it notifies Atossa of its intent in writing and Atossa does not proceed to prosecute or maintain those rights within 60 days after the notice. Licensor will keep Atossa reasonably informed regarding Licensor’s prosecution and maintenance of the Licensed Patents in accordance with this Section (e.g., status of patent filings and registrations).

5. ENFORCEMENT OF LICENSED PATENTS

5.1 Atossa’s Rights. Licensor grants to Atossa the right to bring and prosecute lawsuits against third parties, in Atossa’s own name or jointly with Licensor if required by law, for infringement of a Licensed Patent. This right includes bringing any legal action for infringement, defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference, and settling a suit. Atossa will be entitled to all of the damages, profits, and awards of whatever nature recoverable from the suit. Licensor will fully cooperate with Atossa in the prosecution of any such lawsuit at Atossa’s expense.

5.2 Licensor’s Obligations. Licensor will not bring or prosecute a lawsuit against any third party for infringement of a Licensed Patent without Atossa’s prior written consent. In addition, if Atossa does not institute a lawsuit (including, but not limited to, temporary and permanent injunctive actions) within a reasonable period, but no more than 60 days following Licensor’s written request to do so, Licensor will have the right to institute and prosecute the lawsuit in its own name or jointly with Atossa if required by law. Atossa will fully cooperate with Licensor in the prosecution of any such lawsuit at Licensor’s expense.

6. TERM AND TERMINATION

6.1 Term. This Agreement will take effect on the Effective Date and will continue in effect, on a country-by-country basis, until the date on which no further Licensing Royalty would be due in such country, unless terminated earlier in accordance with the terms of this Agreement.

6.2 Termination by Atossa for Convenience. Atossa may terminate this Agreement, in whole or as to any particular Licensed Patent or Licensed Product, for any reason or for no reason by notifying Licensor in writing. Termination in accordance with this Section 6.2 will take effect five days after Licensor receives Atossa’s written notice of termination.

6.3 Effects of Termination or Expiration

(a) Payment or Refund. Within 60 days after termination or expiration of the Agreement, Atossa will pay to Licensor all Licensing Royalties that it owes for sale of Licensed Products prior to the date of termination or expiration.

(b) Survival. All rights and duties of the parties under this Agreement will terminate upon termination or expiration of this Agreement for any reason except that: (i) all sublicenses granted by Atossa prior to termination or expiration will survive termination; and (ii) Sections 6.3 and 8 will survive termination or expiration of this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1 Authorization. Licensor represents and warrants that: (a) it is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement; (b) the execution and delivery of this Agreement by Licensor has been duly and validly authorized; and (c) this Agreement constitutes a valid, binding, and enforceable obligation of Licensor.

7.2 No Conflict. Licensor represents and warrants that: (a) the execution of this Agreement and Licensor’s performance under this Agreement does not and will not violate, conflict with, or result in a material default under any other agreement, indenture, decree, judgment, lien, or encumbrance to which Licensor is a party or by which any of the Licensed Patents are or may become subject or bound; (b) Licensor has not granted any other rights under the Licensed Patents; and (c) Licensor will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances, that will conflict with the full enjoyment by Atossa of its rights under this Agreement.

7.3 Validity and Enforceability. Licensor represents and warrants that: (a) to Licensor’s knowledge, Licensor’s rights to the Licensed Patents are valid and enforceable; and (b) Licensor does not know of any facts or circumstances that could impair the validity or enforceability of any of its rights to the Licensed Patents.

7.4 Legal Proceedings. Licensor represents and warrants that: (a) Licensor is not involved in any legal proceeding (litigation, arbitration, mediation, or otherwise) relating to the Licensed Patents; (b) Licensor has not received notice of a claim relating to the Licensed Patents; and (c) Licensor is not aware of any facts or circumstances that might lead to a legal proceeding relating to the Licensed Patents.

8. GENERAL

8.1 Remedies

(a) No Consequential Damages. IN NO EVENT WILL EITHER PARTY HAVE LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF THESE DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS AGREEMENT.

(b) Limitation to Damages. Licensor’s sole remedy, if any, in the event of a breach will be an action for monetary damages. Licensor will not be entitled to injunctive or other equitable relief or to terminate or rescind this Agreement or the licenses granted in this Agreement.

8.2 Relationship. Nothing in this Agreement may be construed as creating an employer-employee relationship, agency relationship, joint venture, or partnership between the parties.

8.3 Assignability. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or otherwise transferred by Licensor, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Atossa. Atossa may assign this Agreement or any rights and obligations under this Agreement freely. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

8.4 Further Assurances. Each party agrees that it will execute and deliver such documents as may be required to implement any of the provisions of this Agreement.

8.5 Governing Law. This Agreement is governed by the laws of the State of Washington, without giving effect to provisions related to choice of laws or conflict of laws.

8.6 Venue and Jurisdiction. Venue and jurisdiction of any lawsuit involving this Agreement exists exclusively in the state and federal courts in King County, Washington, unless Atossa seeks injunctive relief that, in Atossa’s judgment, would not be effective unless obtained in some other venue.

8.7 Waiver. The waiver by either party of any breach of any provision of this Agreement does not waive any other breach. The failure of any party to insist on strict performance of any covenant or obligation under this Agreement will not be a waiver of such party’s right to demand strict compliance in the future, nor will the same be construed as a novation of this Agreement.

8.8 Severability. If any part of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain in full force and effect.

8.9 Drafting. The parties have had an equal opportunity to participate in the drafting of this Agreement and the attached exhibits. No ambiguity will be construed against any party based upon a claim that that party drafted the ambiguous language.

8.10 Headings. The headings appearing at the beginning of several sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement.

8.11 Notices. Any notice required or permitted to be given under this Agreement will be effective if it is in writing and sent by certified or registered mail, or insured courier, return receipt requested, to the appropriate party at the address set forth below and with the appropriate postage affixed. Either party may change its address for receipt of notice by notice to the other party in accordance with this Section. Notices will be deemed given two business days following the date of mailing or one business day following delivery to a courier.
To Licensor:	To Atossa:
Shu-Chih Chen Quay	Dr. Steven Quay
Ensisheim Partners, LLC 4105 E Madison St, Suite 320	Atossa Genetics, Inc. 4105 E. Madison St., Suite 320 Seattle, WA 98112
Seattle, WA 98112
With a copy to: Ms. Effie Toshav, Esq. Wilson Sonsini Goodrich & Rosati, PC 701 Fifth Ave., Suite 5100 Seatlle, WA 98104

8.12 Counterparts. This Agreement may be executed in any number of identical counterparts, notwithstanding that the parties have not signed the same counterpart, with the same effect as if the parties had signed the same document. All counterparts will be construed as and constitute the same agreement.

8.13 Entire Agreement. This Agreement, including any exhibits, is the final and complete expression of all agreements between these parties and supersedes all previous oral and written agreements regarding these matters. It may be changed only by a written agreement signed by the party against whom enforcement is sought.

“Licensor”	“Atossa”
Ensisheim Partners, LLC	Atossa Genetics, Inc.
Name: Shu-Chih Chen Quay	Name: Dr. Steven Quay
Title: Principal	Title: President
Signature: /s/ Shu-Chih Chen Quay	Signature: /s/ Steven Quay
Date: 27 July, 2009	Date: 27 July, 2009

EXHIBIT A

LICENSED PATENTS

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
ATOS-0003 US (020424-000100US)	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay	08/709,207 08/27/96	5,798,266 08/25/98 11.5 Yr MF-February 25, 2010
ATOS-0005 Australia (020424-000100AU)	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003)	40850/97 08/22/97	740,160 13th Yr MF-August 22, 2009
ATOS-0006 Canada (020424-000100CA)	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003)	2,264,277 08/22/97	2,264,277 04/15/2008 13th Yr MF-August 22, 2009

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
PCT ATOS-0004?	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003) Foreign filing of ATOS-0003	PCT/US97/14863 filed 08/22/97 WO 98/08976 published 03/05/1998	NATIONAL
ATOS-0007 European (020424-000100EP)	Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003)	97938551.5 08/22/97 Notice of Intent to Grant EU Validation-November 8, 2008	EP 0932699 - withdrawn January 8, 2009-2 Month Further Processing Request
ATOS-0025 Hong Kong (020424-000100HK)	Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003)	00100654.7 08/22/97	13th Yr MF-August 22, 2009

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
ATOS-0026 Japan (020424-000100JP)	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (claims priority to ATOS-0004 and ATOS-00003)	10-511772 03/01/99 08/22/97	Abandoned in Favor of CYTC-11-0407
ATOS-0027 US (020424-000110US)	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (CIP of ATOS-0003)	09/027,362 02/20/98	6,287,521 B1 09/11/01 7.5 Yr MF-March 11, 2009
ATOS-0028 US (020424-000120US)	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (Cont. of ATOS-0027 which is a CIP of ATOS-0003)	09/435,131 11/05/99	Abandoned

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
ATOS-0040 US	Devices and Methods for Obtaining Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (Utility filing of ATOS-0030 and ATOS-0033	10/002,540 11/13/01	6,887,210 05/03/2005
ATOS-0041 US	Methods and Devices for Collecting, Handling and Processing Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (Utility filing of ATOS-0030 and ATOS-0033	10/001,041 11/13/01	6,689,073 02/10/2004
US	Methods and Devices for Collecting, Handling and Processing Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay	60/248,134 11/13/00	EXPIRED

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
US	Methods and Devices for Collecting, Handling and Processing Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay	60/248,136 11/13/00	EXPIRED
ATOS-0042 PCT	Methods and Devices for Collecting, Handling and Processing Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (foreign filing of ATOS-0030 and ATOS -0033 both filed 11/13/00)	PCT/US01/46032 11/13/01 Publication No. WO 02/38032 A2 on May 16, 2002	NATIONAL
ATOS-0043 Australia	Methods and Kits for Obtaining and Assaying Mammary Fluid Samples for Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (Divisional of ATOS-0005 which claims priority to ATOS-0004 and ATOS-0003)	14725/02 01/31/02	781,187 13th Yr MF- August 22, 2009

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
ATOS-0070 U.S. Utility	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay Debra L. Quay (Cont. of ATOS-0028, which is a cont. of ATOS-0027, which is a CIP of ATOS-0003)	10/404,866 Filed 3/31/03	7,128,877 10/31/2006
US	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay	11/116,961 04/27/2005	Abandoned
JP	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	2003-343663 03/24/2004 11/13/2001

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
CA	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	2,427,967 08/22/1997 11/13/2001	2,427,967 8th Yr MF – November 13, 2008
EP	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	01993422.3 11/13/2001
JP	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	11/13/2001 4,050,612	4,050,612 10th Yr MF – November 13, 2008

WWKMN Ref. (TTC Ref. No.) Country	Title	Inventor(s) Priority	Application Number Filing Date	Patent Number Issue Date Due:
AU	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	2002-227163 11/13/2001	8th Yr MF – November 13, 2008
HK	Methods and Devices for Obtaining and Assaying Mammary Fluid Samples for Evaluating Breast Diseases, Including Cancer	Steven C. Quay (claims priority to ATOS-0042, 60/248,134 & 60/248,136)	03105927.4 11/13/2001	9th Yr MF – August 19, 2009